Exhibit 99.1

Dorman Products, Inc. Reports Second Quarter 2023 Results
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $480.6 million, up 15%
•Diluted earnings per share (“EPS”) of $1.04, compared to $1.20
•Adjusted diluted EPS* of $1.01, compared to $1.29
•Generated $67 million of cash from operating activities; repaid $52 million of debt
•The Company confirms its full-year 2023 guidance of net sales of $1.95 billion to $2.00 billion, diluted EPS of $4.35 to $4.55, and adjusted diluted EPS* of $5.15 to $5.35

COLMAR, PA (August 1, 2023) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the second quarter ended July 1, 2023.

Second Quarter Financial Results
The Company reported second quarter 2023 net sales of $480.6 million, up 15% compared to net sales of $417.4 million in the second quarter of 2022. The sales growth was primarily driven by the addition of SuperATV, along with price increases to offset inflation and the introduction of new products to the market. Net sales growth excluding acquisitions was 1% compared to the second quarter of 2022, and 16% compared to the second quarter of 2021.

Gross profit was $163.5 million in the second quarter of 2023, or 34.0% of net sales, compared to $141.5 million, or 33.9% of net sales, for the same quarter last year. Adjusted gross margin* was 35.1% in the second quarter of 2023 compared to 34.0% in the same quarter last year. The 110-basis-point increase in adjusted gross margin* is primarily due to the recognition of sales of lower-cost inventory, price increases and the addition of SuperATV, which has a higher gross margin percentage than the Company average. In addition, adjusted gross margin* increased 270 basis points compared to the first quarter of 2023.

Selling, general and administrative (“SG&A”) expenses were $108.3 million, or 22.5% of net sales, in the second quarter of 2023 compared to $92.1 million, or 22.1% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $114.4 million, or 23.8% of net sales, in the second quarter of 2023 compared to $88.7 million, or 21.3% of net sales, in the same quarter last year. The increase in adjusted SG&A expenses* as a percentage of net sales was due primarily to the addition of SuperATV, which has higher SG&A expenses as a percentage of net sales than the Company average, and the impact of higher interest rates on our customer accounts receivable factoring programs.

Net interest expense was $12.6 million for the second quarter of 2023 compared to $1.6 million for the same quarter last year. The increase of $11.0 million primarily reflects the addition of the term loan used to complete the acquisition of SuperATV in October 2022, and significantly higher interest rates compared to the prior year.

Income tax expense was $10.3 million, or 23.8% of income before income taxes, compared to $10.1 million, or 21.1% of income before income taxes, in the same quarter last year. The increase in the effective tax rate was due to an increase in state tax expense and the effect of foreign operations.

Net income for the second quarter of 2023 was $32.8 million, or $1.04 per diluted share, compared to $37.9 million, or $1.20 per diluted share, in the prior-year quarter. Adjusted net income* in the second quarter of 2023 was $31.9 million, or $1.01 per diluted share, compared to $40.6 million, or $1.29 per diluted share, in the prior-year quarter.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “We reported another solid quarter due to the continuous dedication and hard work of our Contributors. Overall, the quarter played out largely as expected. The forecasted sequential improvement in adjusted gross margin* materialized as we saw a 270 basis-point improvement over the first quarter of 2023, which drove adjusted diluted EPS* growth of more than 80% over the same period. We expect to see gross margins continue to improve throughout the second half of 2023, as a large portion of products sourced when inflationary pressures were much higher are now out of our inventory.

“We were pleased with net sales performance, recognizing that we were up against strong prior year comparables. During the first half of 2022, we believe we benefited from customers restocking their inventories as global supply chains rebounded from the impact of the global pandemic. As a result, our shipments outpaced customer point-of-sale over that time frame. Year-to-date, end-user demand for our products has remained strong as our customer point-of-sale growth was estimated to be in the low double digits, and we expect this demand profile to continue throughout the balance of 2023.

“SuperATV, our latest acquisition, continues to perform well. The business generated high-single-digit year-over-year sales growth and was accretive to both our overall operating margin and EPS in the quarter. We couldn’t be happier with the team, which continues to deliver on our integration and synergy plans.

“As global supply chains have improved, we have been able to reduce inventory $113 million from December 31, 2022. Lower inventory drove a robust $67 million of cash from operating activities in the quarter, which was used to repay $52 million of indebtedness, for a total repayment of $79 million for the first half of 2023. We expect strong cash flows to continue in the second half of 2023, driven by further inventory reductions, and to further pay down our debt.

“Regarding new product development, we launched hundreds of new products during the quarter, including a new Dorman® OE FIXTM engine heater hose assembly and torque converter lock-up solenoid, a first-to-the-aftermarket suspension sway bar bracket kit, and additional offerings for the Electric Vehicle (EV) market. We believe that our focus on innovation and new product development will enable us to continue to deliver the products desired by end users and help drive profitable growth for our customers.”

2023 Guidance
The Company confirms its full-year 2023 guidance, detailed in the table below, which includes the impact of the SuperATV acquisition but excludes any potential impacts from future acquisitions, additional supply chain disruptions, significant interest rate increases, or share repurchases.

2023 Fiscal Year
Net Sales	$1.95B - $2.00B
Growth vs. 2022	12.5% - 15.4%
Diluted EPS	$4.35 - $4.55
Growth vs. 2022	13.0% - 18.2%
Adjusted Diluted EPS*	$5.15 - $5.35
Growth vs. 2022	8.2% - 12.4%
Tax Rate Estimate	24%

About Dorman Products
Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “plan,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; widespread public health pandemics, such as COVID-19; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our intellectual property and defend against any claims of infringement; and our ability to protect our information security systems and defend against cyberattacks.. Please refer to “Statement Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” located in Part I of our in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Michael P. Dickerson
Vice President, Investor Relations and Risk Management
mdickerson@dormanproducts.com
(517) 667-4003

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	7/1/23	Pct.*	6/25/22	Pct. *
Net sales	$480,568	100.0	$417,419	100.0
Cost of goods sold	317,062	66.0	275,894	66.1
Gross profit	163,506	34.0	141,525	33.9
Selling, general and administrative expenses	108,308	22.5	92,058	22.1
Income from operations	55,198	11.5	49,467	11.9
Interest expense, net	12,565	2.6	1,565	0.4
Other income, net	(396)	(0.1)	(111)	(0.0)
Income before income taxes	43,029	9.0	48,013	11.5
Provision for income taxes	10,259	2.1	10,108	2.4
Net income	$32,770	6.8	$37,905	9.1

Diluted earnings per share	$1.04		$1.20

Weighted average diluted shares outstanding	31,528		31,535

	Six Months Ended		Six Months Ended
(unaudited)	7/1/23	Pct.*	6/25/22	Pct. *
Net sales	$947,306	100.0	$818,998	100.0
Cost of goods sold	639,323	67.5	544,233	66.5
Gross profit	307,983	32.5	274,765	33.5
Selling, general and administrative expenses	234,671	24.8	178,586	21.8
Income from operations	73,312	7.7	96,179	11.7
Interest expense, net	24,518	2.6	2,796	0.3
Other income, net	(753)	(0.1)	(195)	0.0
Income before income taxes	49,547	5.2	93,578	11.4
Provision for income taxes	11,094	1.2	20,466	2.5
Net income	$38,453	4.1	$73,112	8.9

Diluted earnings per share	$1.22		$2.32

Weighted average diluted shares outstanding	31,533		31,568
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC.
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	7/1/23	12/31/22
Assets
Current assets:
Cash and cash equivalents	$35,666	$46,034
Accounts receivable, less allowance for doubtful accounts of $1,384 and $1,363	452,603	427,385
Inventories	642,721	755,901
Prepaids and other current assets	57,790	39,800
Total current assets	1,188,780	1,269,120
Property, plant and equipment, net	156,544	148,477
Operating lease right-of-use assets	104,294	109,977
Goodwill	443,889	443,035
Intangible assets, net	312,554	322,409
Other assets	50,779	48,768
Total assets	$2,256,840	$2,341,786
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$152,121	$179,819
Accrued compensation	15,311	19,490
Accrued customer rebates and returns	189,409	192,116
Revolving credit facility	166,560	239,363
Current portion of long-term debt	12,500	12,500
Other accrued liabilities	34,470	35,007
Total current liabilities	570,371	678,295
Long-term debt	476,414	482,464
Long-term operating lease liabilities	92,620	98,221
Other long-term liabilities	16,497	28,349
Deferred tax liabilities, net	14,866	11,826
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,488,164 and 31,430,632 shares issued and outstanding in 2023 and 2022, respectively	315	314
Additional paid-in capital	94,452	88,750
Retained earnings	993,923	956,870
Accumulated other comprehensive loss	(2,618)	(3,303)
Total shareholders’ equity	1,086,072	1,042,631
Total liabilities and shareholders' equity	$2,256,840	$2,341,786
Selected Cash Flow Information (unaudited):

	Three Months Ended		Six Months Ended
(in thousands)	7/1/23	6/25/22	7/1/23	6/25/22
Cash provided by operating activities	$66,676	$14,172	$92,886	$37,386
Depreciation, amortization and accretion	$13,429	$9,857	$26,969	$19,600
Capital expenditures	$12,732	$8,853	$23,269	$16,100

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended				Six Months Ended
(unaudited)	7/1/23	*	6/25/22	*	7/1/23	*	6/25/22	*
Net income (GAAP)	$32,770		$37,905		$38,453		$73,112
Pretax acquisition-related intangible assets amortization [1]	5,418		2,997		10,851		5,995
Pretax acquisition-related transaction and other costs [2]	5,866		535		14,415		4,686
Executive transition services expense [3]	22		—		1,801		—
Fair value adjustment to contingent consideration [4]	(12,400)		—		(12,400)		—
Tax adjustment (related to above items) [5]	201		(829)		(3,677)		(2,474)
Adjusted net income (Non-GAAP)	$31,877		$40,608		$49,443		$81,319

Diluted earnings per share (GAAP)	$1.04		$1.20		$1.22		$2.32
Pretax acquisition-related intangible assets amortization [1]	0.17		0.10		0.34		0.19
Pretax acquisition-related transaction and other costs [2]	0.19		0.02		0.46		0.15
Executive transition services expense [3]	0.00		—		0.06		—
Fair value adjustment to contingent consideration [4]	(0.39)		—		(0.39)		—
Tax adjustment (related to above items) [5]	0.01		(0.03)		(0.12)		(0.08)
Adjusted diluted earnings per share (Non-GAAP)	$1.01		$1.29		$1.57		$2.58

Weighted average diluted shares outstanding	31,528		31,535		31,533		31,568
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	7/1/23	Pct.**	6/25/22	Pct.**
Gross profit (GAAP)	$163,506	34.0	$141,525	33.9
Pretax acquisition-related transaction and other costs [2]	4,971	1.0	206	0.0
Adjusted gross profit (Non-GAAP)	$168,477	35.1	$141,731	34.0

Net sales	$480,568		$417,419

	Six Months Ended		Six Months Ended
(unaudited)	7/1/23	Pct.**	6/25/22	Pct.**
Gross profit (GAAP)	$307,983	32.5	$274,765	33.5
Pretax acquisition-related transaction and other costs [2]	11,800	1.2	4,062	0.5
Adjusted gross profit (Non-GAAP)	$319,783	33.8	$278,827	34.0

Net sales	$947,306		$818,998

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	7/1/23	Pct.**	6/25/22	Pct.**
SG&A expenses (GAAP)	$108,308	22.5	$92,058	22.1
Pretax acquisition-related intangible assets amortization [1]	(5,418)	(1.1)	(2,997)	(0.7)
Pretax acquisition-related transaction and other costs [2]	(896)	(0.2)	(329)	(0.1)
Executive transition services expense [3]	(22)	(0.0)	—	—
Fair value adjustment to contingent consideration [4]	12,400	2.6	—	—
Adjusted SG&A expenses (Non-GAAP)	$114,372	23.8	$88,732	21.3

Net sales	$480,568		$417,419

	Six Months Ended		Six Months Ended
(unaudited)	7/1/23	Pct.**	6/25/22	Pct.**
SG&A expenses (GAAP)	$234,671	24.8	$178,586	21.8
Pretax acquisition-related intangible assets amortization [1]	(10,851)	(1.1)	(5,995)	(0.7)
Pretax acquisition-related transaction and other costs [2]	(2,615)	(0.3)	(624)	(0.1)
Executive transition services expense [3]	(1,801)	(0.2)	$—	—
Fair value adjustment to contingent consideration [4]	12,400	1.3	—	—
Adjusted SG&A expenses (Non-GAAP)	$231,804	24.5	$171,967	21.0

Net sales	$947,306		$818,998
* *Percentage of sales. Data may not add due to rounding.
[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.4 million pretax (or $4.0 million after tax) during the three months ended July 1, 2023 and $10.9 million pretax (or $8.1 million after tax) during the six months ended July 1, 2023. Such costs were $3.0 million pretax (or $2.3 million after tax) during the three months ended June 25, 2022 and $6.0 million pretax (or $4.6 million after tax) during the six months ended June 25, 2022.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, accretion on contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and six months ended July 1, 2023, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $5.0 million pretax (or $3.8 million after tax) and $11.8 million pretax (or $8.9 million after tax), respectively. During the three and six months ended July 1, 2023, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, accretion on contingent consideration obligations and facility consolidation and start-up expenses of $0.9 million pretax (or $0.7 million after tax) and $2.6 million pretax (or $2.0 million after tax), respectively.
During the three and six months ended June 25, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.2 million pretax (or $0.1 million after tax) and $ 4.1 (or $3.1 million after tax), respectively. During the three and six months ended June 25, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, and facility consolidation and start-up expenses of $0.3 million pretax (or $0.2 million after tax) and $0.6 million pretax (or $0.5 million after tax), respectively.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
[3] – Executive transition service expenses represents an accrual for costs required to be paid under an agreement in connection with the planned transition of our Executive Chairman to Non-Executive Chairman, and other professional services rendered in connection with the execution of the agreement. The expense was $1.8 million pretax (or $1.4 million after tax) during the six months ended July 1, 2023.
[4] – Fair value adjustments to contingent consideration represents the change to our estimates of ultimate earnout payment amounts for a previously completed acquisition based on projections of financial performance compared to the target amounts defined in the purchase agreement and totaled $12.4 million pretax (or $9.4 million after tax) during the three and six months ended July 1, 2023.
[5] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $0.2 million and $(3.7) million during the three and six months ended July 1, 2023, respectively, and $(0.8) million and $(2.5) million during the three and six months ended June 25, 2022, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

2023 Guidance:

The Company provided the following guidance ranges related to their fiscal 2023 outlook:

	Year Ending 12/31/2023
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.35	$4.55
Pretax acquisition-related intangible assets amortization	0.69	0.69
Pretax acquisition transaction and other costs	0.38	0.38
Tax adjustment (related to above items)	(0.27)	(0.27)
Adjusted diluted earnings per share (Non-GAAP)	$5.15	$5.35

Weighted average diluted shares outstanding	31,500	31,500
*Data may not add due to rounding.